Exhibit 10.15

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

and

SYROS PHARMACEUTICALS, INC.

LICENSE AGREEMENT

TABLE OF CONTENTS

RECITALS		1

1.	Definitions	2

2.	Grant of Rights	9

3.	COMPANY Diligence Obligations	14

4.	Royalties and Payment Terms	18

5.	Reports and Record keeping	25

6.	Patent Prosecution	28

7.	Infringement	29

8.	Indemnification and Insurance	31

9.	Representations or Warranties	34

10.	Assignment	35

11.	General Compliance with Laws	35

12.	Termination	36

13.	Dispute Resolution	38

14.	Confidentiality	40

15.	Miscellaneous	41

APPENDIX A		45

APPENDIX B		46

APPENDIX C		47

APPENDIX D		45

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of April 4, 2013 (the “EFFECTIVE DATE”), is between the Whitehead Institute for Biomedical Research (“WHITEHEAD”), a Delaware corporation, having a principal office at Nine Cambridge Center, Cambridge, MA 02142 and Syros Pharmaceuticals, Inc. (“COMPANY”), a Delaware corporation, having a principal place of business at 480 Arsenal Street, Suite 130, Watertown, MA 02472.

RECITALS

WHEREAS, WHITEHEAD is the owner of certain PATENT RIGHTS (as later defined herein) relating to “[**];

WHEREAS, WHITEHEAD has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive, non-transferable license to practice the PATENT RIGHTS granted to the United States Government for government purposes;

WHEREAS, WHITEHEAD desires to have the PATENT RIGHTS developed and commercialized to benefit the public by granting a license;

COMPANY has represented to WHITEHEAD that it has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest using commercially reasonable efforts; and

COMPANY desires to obtain a license to WHITEHEAD’s rights under the PATENT RIGHTS and to use the WHITEHEAD MATERIALS, and WHITEHEAD is willing to grant a license upon the terms and conditions of this Agreement.

NOW, THEREFORE, WHITEHEAD, and COMPANY hereby agree as follows:

1.                          DEFINITIONS

1.1                               “AFFILIATE” will mean any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly controls, or is controlled by, or is under common control with, COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, or (iii) the power to direct the management and policies of such entities.

1.2                               “COMBINATION PRODUCT” will mean any PRODUCT or LICENSED PROCESS sold or used in combination with one or more other products or processes which are not PRODUCTS or LICENSED PROCESSES but which perform a useful function independent of the PRODUCTS or LICENSED PROCESSES. For example, a COMBINATION PRODUCT is a pharmaceutical product that includes two active pharmaceutical ingredients.

1.3                               “CORPORATE PARTNER” will mean a non-AFFILIATE third party that has entered into an agreement with COMPANY under which a sublicense under the PATENT RIGHTS is not granted by COMPANY to such third party, and under which COMPANY performs a LICENSED PROCESS for the third party.

1.4                               “CORPORATE PARTNERSHIP” will mean an agreement between COMPANY and a CORPORATE PARTNER under which the CORPORATE PARTNER is granted certain rights (e.g., a license or option) to the outcome of COMPANY’s performance of the LICENSED PROCESS.

1.5                               “CORPORATE PARTNERSHIP INCOME” will mean any payments that COMPANY receives from a CORPORATE PARTNER in consideration for the performance of a LICENSED PROCESS by COMPANY, including without limitation upfront fees, license fees, milestone payments, annual license maintenance fees, distribution or joint marketing fees, and premiums above the fair market value on bona fide equity investments, debt or other types of investments in the COMPANY. Notwithstanding the foregoing, CORPORATE PARTNERSHIP INCOME shall not include: (i) payments received from a CORPORATE PARTNER or any of its affiliates for bona fide security investments, debt or other types of investments in the COMPANY, including the right to acquire COMPANY securities in the future, such as warrants, convertible debt and the like (other than premiums above the fair market value of such investments, debt or other types of investments as of the date of receipt of such payments), (ii) amounts received by COMPANY from a CORPORATE PARTNER for royalties or other amounts based on sales of IDENTIFIED PRODUCTS; (iii) reimbursements for out-of-pocket patent prosecution, maintenance, defense and enforcement costs for the PATENT RIGHTS; and (iv) reimbursement of bona fide research, development and commercialization costs actually incurred (including, without limitation, payments for FTEs). CORPORATE PARTNERSHIP INCOME is not LICENSED SERVICES INCOME.

1.6                               “FIELD” will mean all fields, including the following SUB-FIELDS: (i) INDUSTRIAL PRODUCTS SUB-FIELD, (ii) VETERINARY SUB-FIELD, (iii) AGRICULTURE SUB-FIELD, (iv) HUMAN HEALTH AND RESEARCH SUB-FIELD, and (v) OTHER SUB-FIELD, as such terms are defined in Section 2.2.

1.7                               “IMPROVEMENTS” will mean any new inventions created after the EFFECTIVE DATE and until thirty six months (36) from the EFFECTIVE DATE and no longer: (i) which WHITEHEAD owns or has sufficient rights to license hereunder; that are (ii) from the activities of Dr. Richard Young at WHITEHEAD, and/or others working under his supervision; (iii) not included in the PATENT RIGHTS; and (iv) is dominated by one or more claims of the PATENT RIGHTS and whose practice infringes one or more claims of the PATENT RIGHTS.

1.8                               “IDENTIFIED PRODUCT” will mean any product first identified, selected or determined by COMPANY or an AFFILIATE or SUBLICENSEE to have biological activity or utility by the use of LICENSED PRODUCTS or LICENSED PROCESSES that, at the time of such use, are licensed exclusively to the COMPANY, other than any LICENSED PRODUCT.

1.9                               “IND” will mean, with respect to a particular PRODUCT, an Investigational New Drug application submitted to the FDA, or a corresponding application filed with any other regulatory agency, seeking approval to begin tests of a new drug in human subjects.

1.10                        “LICENSED PROCESS” will mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS.

1.11                        “LICENSED PRODUCT” will mean any product that, in whole or in part:

(i)                                     absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(ii)                                  is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.12                        “LICENSED SERVICES” will mean a service generally made available to third parties (other than an AFFILIATE or a SUBLICENSEE) and provided by COMPANY or an AFFILIATE or SUBLICENSEE to such a third party on a “fee-for-service” basis, wherein the provision of such service would constitute, but for the license granted to COMPANY and its AFFILIATES pursuant to this AGREEMENT, an infringement of one or more claims of the PATENT RIGHTS.

1.13                        “LICENSED SERVICES INCOME” will mean any payments that COMPANY or AFFILIATES receive from a third party in consideration of the performance of a LICENSED SERVICE by COMPANY or AFFILIATES for the third party, in those countries where the performance of such LICENSED SERVICE infringes one or more VALID CLAIMS, but in the case of cost-plus contracts, LICENSED SERVICES INCOME will be all payments other than costs.

1.14                        “NDA” will mean a New Drug Application submitted to the FDA seeking approval to market and sell a PRODUCT in the United States of America, or a corresponding application filed with any other regulatory agency seeking approval to market and sell a PRODUCT in a country in the TERRITORY.

1.15                        “NET SALES” will mean the gross amount invoiced by COMPANY and its AFFILIATES for PRODUCTS to a final customer who shall be an end user of the PRODUCT, less the following:

(i)                                     customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)                                  amounts repaid or credited by reason of rejection or return;

(iii)                               to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a PRODUCT which is paid by or on behalf of COMPANY or AFFILIATES;

(iv)                              outbound fulfillment and transportation costs prepaid or allowed and costs of insurance in transit, and documented customs duties actually paid;

(v)                                 amounts written off for bad debts, provided that any such amounts subsequently paid shall be counted as NET SALES;

(vi)                              charge back payments and rebates granted to (1) managed healthcare organizations, (2) federal, state and/or provincial and/or local governments or other agencies, (3) purchasers and reimbursers, or (4) trade customers, including wholesalers and chain and pharmacy buying groups, all only to the extent permitted by applicable law and regulations; and

(vii)                           PRODUCTS provided at or below cost for (i) indigent care or patient assistance programs and/or humanitarian purposes, (ii) provided for promotional activities without payment, or (iii) provided to be administered in clinical trials.

No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by COMPANY and on its payroll or for costs of collections. NET SALES will occur on the date of invoicing for a PRODUCT.

Non-monetary consideration may be accepted by COMPANY or any AFFILIATE for any PRODUCT subsequent to written notification to WHITEHEAD describing such non-monetary consideration. NET SALES includes the fair market value of any non-cash consideration from sale of PRODUCTS received by COMPANY or AFFILIATES.

COMPANY’s or AFFILIATE’s transfer of PRODUCT between each other will not result in any NET SALES.

In the event that a PRODUCT or LICENSED PROCESS is sold as a COMBINATION PRODUCT, NET SALES, for the purposes of determining royalty payments on the COMBINATION PRODUCT, will mean the gross amount collected for the COMBINATION PRODUCT less the deductions set forth above, multiplied by a proration factor that is determined as follows:

(1)         If all components of the COMBINATION PRODUCT were sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all PRODUCT or LICENSED PROCESS components (as applicable) during such period when sold separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold separately from the PRODUCT or LICENSED PROCESS components (as applicable); or

If all components of the COMBINATION PRODUCT were not sold or provided separately during the same or immediately preceding year, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.16                        “OTHER LICENSE AGREEMENTS” will mean the one (1) other license agreement entered into on the EFFECTIVE DATE by the parties hereto and the Dana-Farber Cancer Institute, Inc., and the one (1) license agreement entered into on the

EFFECTIVE DATE by the COMPANY and the Dana-Farber Cancer Institute, Inc., as such license agreements are amended or restated.

1.17                        “PATENT CHALLENGE” will mean a challenge to the validity or enforceability of any of the PATENT RIGHTS, and includes acts that institute, or cause counsel to institute, any interference, opposition, re-examination or similar proceeding with respect to any of the PATENT RIGHTS with the U.S. Patent and Trademark Office or any foreign patent office.

1.18                        “PATENT RIGHTS” will mean:

(i)                                     the United States and international patents listed on Appendix A;

(ii)                                  the United States and international patent applications and/or provisional applications listed on Appendix A, and any provisional applications that disclose substantially similar subject matter to the provisional applications listed on Appendix A and name Dr. Richard Young at WHITEHEAD as an inventor, and the resulting patents;

(iii)                               any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that claim priority from or result from the provisional applications listed on Appendix A (including, without limitation, any related provisional patent applications filed during the one-year pendency of such provisional applications listed on Appendix A, provided it names Dr. Richard Young at WHITEHEAD as an inventor), to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(iv)                              any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (i), (ii), and (iii) above; and

(v)                                 international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (i), (ii), (iii), and (iv) above, and the resulting patents.

COMPANY may remove, at its sole discretion, any patent or patent application or claim thereof from Appendix A in accord with Section 6.1(ii).

1.19                        “PHASE I TRIAL” will mean a clinical study of the first introduction of a PRODUCT into a human subject. In the United States, “PHASE I TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.20                        “PHASE II TRIAL” will mean a clinical study of a PRODUCT conducted to obtain preliminary data on its effectiveness for a particular indication(s) in human subjects with the disease or condition and its possible short-term side effects and risks. In the United States, “PHASE II TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.21                        “PHASE III TRIAL” will mean a clinical study of a PRODUCT in human subjects for the purpose of gathering the definitive information about efficacy, dosage, and safety in the proposed therapeutic indication to demonstrate that the PRODUCT is safe and effective in order for the FDA or other appropriate regulatory agency to approve an NDA to market the PRODUCT for the proposed indication. In the United States, “PHASE III TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.22                        “PRODUCT” will mean either a LICENSED PRODUCT or an IDENTIFIED PRODUCT.

1.23                        “REPORTING PERIOD” will begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.24                        “SUB-FIELD” will mean a part of the FIELD. SUB-FIELD comprises (i) INDUSTRIAL PRODUCTS SUB-FIELD, (ii) VETERINARY SUB-FIELD, (iii) AGRICULTURE SUB-FIELD, (iv) HUMAN HEALTH AND RESEARCH SUB-FIELD, and (v) OTHER SUB-FIELD, as such terms are defined in Section 2.2.

1.25                        “SUBLICENSE INCOME” will mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of rights granted COMPANY under Section 2.1, including without limitation upfront fees, license fees, milestone payments, earned royalties, annual license maintenance fees, distribution or joint marketing fees, and premiums above the fair market value on bona fide equity investments, debt or other types of investments in the COMPANY.  Notwithstanding the foregoing, SUBLICENSE INCOME shall not include: (i) payments received from a SUBLICENSEE or any of its affiliates for bona fide security investments, debt or other types of investments in the COMPANY, including the right to acquire COMPANY securities in the future, such as warrants, convertible debt and the like (other than premiums above the fair market value of such investments, debt or other types of investments as of the date of receipt of such payments), (ii) reimbursements for out-of-pocket patent prosecution, maintenance, defense and enforcement costs for the PATENT RIGHTS; or (iii) reimbursement of bona fide research, development and commercialization costs actually incurred (including, without limitation, payments for FTEs).

1.26                        “SUBLICENSEE” will mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

1.27                        “SUBLICENSE AGREEMENT” will mean a written contractual agreement between COMPANY and a SUBLICENSEE granting a sublicense of the rights granted COMPANY under Section 2.1.

1.28                        “TERM” will mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.29                        “TERRITORY” will mean worldwide

1.30                        “VALID CLAIM” will mean (i) any claim of an issued and unexpired PATENT RIGHT that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a claim of a pending PATENT RIGHT application that has not been pending for more than [**] years from the date of first action on the merits, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.31                        “WHITEHEAD MATERIAL” will mean those tangible materials set forth on Appendix D as of the EFFECTIVE DATE, and documentation relating thereto.

2.                          GRANT OF RIGHTS

2.1                               License Grants. Subject to the terms of this Agreement, WHITEHEAD hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to make, have made, use, sell, offer to sell, and import PRODUCTS in the FIELD in the TERRITORY and to perform and have performed LICENSED PROCESSES in the FIELD in the TERRITORY. Further, WHITEHEAD hereby grants to COMPANY and its AFFILIATES for the TERM a nonexclusive license under the WHITEHEAD MATERIALS for the practice of the PATENT RIGHTS in the FIELD in the TERRITORY, provided that such nonexclusive grant shall not limit the exclusive license set forth above.

2.2                               Exclusivity. Subject to the terms of this Agreement, WHITEHEAD agrees that for a period ending on the third anniversary of the EFFECTIVE DATE it shall not grant any other license or other rights under the PATENT RIGHTS to make, have made, use, sell, offer for sale or import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform or have performed LICENSED PROCESSES in the FIELD in the TERRITORY, nor shall WHITEHEAD practice the PATENT RIGHTS, except as expressly permitted in Section 2.5, in each case during the periods specified below for certain SUB-FIELDS and portions of the FIELD, so that the license in Section 2.1 shall be exclusive for those SUB-FIELDS and portions for the specified periods:

After the third anniversary of the EFFECTIVE DATE, the foregoing license shall become non-exclusive except in these following five SUB-FIELDS (defined below), subject to the following:

(1) After three (3) years from the EFFECTIVE DATE, the INDUSTRIAL PRODUCTS SUB-FIELD shall become non-exclusive to the extent COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing with commercially reasonable efforts, such efforts to be met at least by demonstration by COMPANY that (i)  COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) can reasonably demonstrate on-going R&D activity in such INDUSTRIAL PRODUCTS SUB-FIELD of at least $[**] (“MM”) per year, (ii) COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) has a commercially-reasonable business plan to reasonably pursue such INDUSTRIAL PRODUCTS SUB-FIELD as part of a separate entity, or (iii) COMPANY has granted a sublicense or established a CORPORATE PARTNERSHIP in the INDUSTRIAL PRODUCTS SUB-FIELD.

(2) After five (5) years from the EFFECTIVE DATE, the license in VETERINARY SUB-FIELD shall become non-exclusive to the extent COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing with commercially reasonable efforts, such efforts to be met at least by demonstration by COMPANY that (i)  COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) can reasonably demonstrate on-going R&D activity in such VETERINARY SUB-FIELD of at least $[**] per year, (ii) COMPANY (or any of its

AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) has a commercially-reasonable business plan to reasonably pursue such VETERINARY SUB-FIELD as part of a separate entity, or (iii) COMPANY has granted a sublicense or established a CORPORATE PARTNERSHIP in such VETERINARY SUB-FIELD.

(3) After five (5) years from the EFFECTIVE DATE, the license in AGRICULTURE SUB-FIELD shall become non-exclusive to the extent COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing with commercially reasonable efforts, such efforts to be met at least by demonstration by COMPANY that (i) COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) can reasonably demonstrate on-going R&D activity in such AGRICULTURE SUB-FIELD of at least $[**] per year, (ii) COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) has a commercially-reasonable business plan to reasonably pursue such AGRICULTURE SUB-FIELD as part of a separate entity, or (iii) COMPANY has granted a sublicense or established a CORPORATE PARTNERSHIP in such AGRICULTURE SUB-FIELD.

(4) After six (6) years from the EFFECTIVE DATE, the license in HUMAN HEALTH AND RESEARCH SUB-FIELD shall become non-exclusive, but COMPANY shall retain for the TERM exclusive rights in any therapeutic portion within such HUMAN HEALTH AND RESEARCH SUB-FIELD (by way of non-limiting example, oncology and autoimmunity) as described in reasonable detail in writing to WHITEHEAD, for which COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is pursuing with commercially reasonable efforts, such efforts to be met at least by demonstration by COMPANY that (i)  COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) can reasonably demonstrate on-going R&D activity in such field of at least $[**], (ii) COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) has a commercially-reasonable business plan to reasonably pursue such portion(s) of the HUMAN HEALTH AND RESEARCH SUB-FIELD as part of a separate entity, or (iii) COMPANY has granted a sublicense or established a CORPORATE PARTNERSHIP in such HUMAN HEALTH AND RESEARCH SUB-FIELD.

(5) After three (3) years from the EFFECTIVE DATE, the OTHER SUB-FIELD shall become non-exclusive to the extent COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing with commercially reasonable efforts, such efforts to be met at least by demonstration by COMPANY that (i) COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) can reasonably demonstrate on-going R&D activity in such OTHER SUB-FIELD of at least $[**] per year, (ii) COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) has a commercially-reasonable business plan to reasonably pursue such OTHER SUB-FIELD as part of a separate entity, or (iii) COMPANY has granted a sublicense or established a CORPORATE PARTNERSHIP in such OTHER SUB-FIELD.

Consistent with Section 3, the exclusivity for the above SUB-FIELDS will be maintained if the diligence obligations are satisfied as provided in Section 3 with respect to such SUB-FIELD or portion(s) thereof.

“HUMAN HEALTH AND RESEARCH SUB-FIELD” will mean (i) human health, including without limitation, human therapeutics, diagnostics, prophylactics and supplements, and research, testing, development, commercialization and manufacture thereof, and (ii) all human research.

“VETERINARY SUB-FIELD” will mean non-human animal health, including without limitation, non-human companion animal and agricultural animal therapeutics, diagnostics, prophylactics and supplements, and research, testing, development, commercialization and manufacture thereof, other than AGRICULTURE SUB-FIELD.

“AGRICULTURE SUB-FIELD” will mean non-animal agriculture applications, including (i) plants and plant cultivation (including without limitation crop plants), and research, testing, development, commercialization and manufacture thereof, (ii) production of food for human or other consumption, (iii) plant/crop biotechnology (including without limitation genetic engineering), including without limitation any of its application to the foregoing.

“INDUSTRIAL PRODUCTS SUB-FIELD” will mean products and services for other than general consumption by consumers, and research, testing, development, commercialization and manufacture thereof, other than HUMAN HEALTH AND RESEARCH SUB-FIELD, VETERINARY SUB-FIELD and AGRICULTURE SUB-FIELD.

“OTHER SUB-FIELD” will mean all fields other than HUMAN HEALTH AND RESEARCH SUB-FIELD, VETERINARY SUB-FIELD, AGRICULTURE SUB-FIELD, and INDUSTRIAL PRODUCTS SUB-FIELD. The parties agree that the OTHER SUB-FIELD may include more than one distinct sub-fields.

2.3                               Sublicenses. COMPANY will have the right to grant sublicenses of the license and other rights under Section 2.1 and this Agreement and through multiple tiers, provided however that any such grant of a sublicense in a field to which COMPANY has a non-exclusive license must be accompanied by a grant of either (1) a sublicense in a field to which COMPANY has an exclusive license on the effective date of such SUBLICENSE AGREEMENT, (2) a grant of material COMPANY intellectual property rights including license rights under the OTHER AGREEMENTS or (3) a combination of (1) and (2), and further provided however that such multiple tier sublicenses shall be consistent with the provisions herein with respect to SUBLICENSES and limited to sublicenses where COMPANY has granted material COMPANY intellectual property rights and a SUBLICENSE under this AGREEMENT. For the purpose of clarity, SUBLICENSEES do not have the right to grant further sublicenses except as provided under this Section 2.3. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to take a direct license from WHITEHEAD under rights and terms substantially identical to the sublicense rights and terms which COMPANY previously granted to such SUBLICENSEE, and SUBLICENSEE will pay WHITEHEAD as if it were COMPANY under the terms of this Agreement. WHITEHEAD agrees to execute such direct license and any non-identical terms will be negotiated between SUBLICENSEE and WHITEHEAD in good faith under reasonable terms and conditions.

2.3.1                     Form and Content of Sublicenses.  COMPANY shall issue any sublicense(s) granted by it under this Agreement in writing and COMPANY shall include the equivalent of at least the following provisions with COMPANY in all sublicenses.SUBLICENSEES shall report [**] to COMPANY on its operations under the sublicense.

a)             SUBLICENSEES shall make payments due to COMPANY in relation to NET SALES of PRODUCTS in a timely manner, so that COMPANY may comply with its obligations to make payments to WHITEHEAD as set forth in Section 4.

b)             The terms and conditions of Section 2.4 (U.S. Manufacturing), Section 2.5 (Retained Rights), Section 5.3 (Record keeping), Section 11.2 (Export Control), Section 11.3 (Non-Use of Name), and Section 11.4 (Marking of PRODUCTS) are binding on the sublicensee through the applicable SUBLICENSE AGREEMENT.

c)              A section substantially the same as Section 8 (Indemnification and Insurance) shall be included which also will state that the Indemnitees (as defined in Section 8) are intended third party beneficiaries of such SUBLICENSE AGREEMENT solely for the purpose of enforcing such indemnification and insurance provisions.

2.3.2                     Copies of Sublicenses.  COMPANY shall forward to WHITEHEAD copies of any and all fully executed sublicenses promptly after execution, which copies may be reasonably redacted except for matters relevant to COMPANY’s obligations and/or WHITEHEAD’s rights under this Agreement, provided that sufficient information remains unredacted to allow WHITEHEAD to reasonably assess whether COMPANY is in compliance with its obligations under this Agreement and to verify amounts payable hereunder in connection with such sublicense agreement.  WHITEHEAD shall keep any such copies of sublicense agreements in its confidential files, shall treat as confidential information in accord with Article 14 of this Agreement and shall use them solely for the purpose of monitoring COMPANY’s and SUBLICENSEES’ compliance with their obligations hereunder and enforcing WHITEHEAD’s rights under this Agreement.  Such copy shall be postmarked within thirty days of the execution of the sublicense..

2.4                               U.S. Manufacturing. COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended.

2.5                               Retained Rights.

(a)                                 WHITEHEAD. WHITEHEAD retains the right on behalf of itself, to practice the PATENT RIGHTS for internal research, teaching and other educational purposes only, such internal research not to include any commercial third-party sponsored research or any industry sponsored clinical trials, and not for the purpose of commercial development, production, manufacture, distribution or sale of products or provision of services for a fee. In fields that are nonexclusively licensed by COMPANY, WHITEHEAD retains the right on behalf of itself to practice the PATENT RIGHTS for any purpose.

(b)                                 Academic and Not-For-Profit Research Institutes. WHITEHEAD retains the right to grant non-exclusive licenses to other nonprofit or academic institutions to practice the PATENT RIGHTS in performing internal research or for education purposes (but in no case when sponsored or otherwise funded in any way by any for-profit entity); provided, however, that in no event shall any license permit the practice or use of any PATENT RIGHTS for commercial activities (meaning commercial development, production, manufacture, distribution or sale of products or provision of services for a fee).

(c)                                  Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT

RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.6                               IMPROVEMENTS.  Provided that COMPANY is not then in default or breach of this Agreement, and subject to WHITEHEAD’s obligations under conflict of interest regulations or guidelines from the federal government or policies of WHITEHEAD or subject to WHITEHEAD’s obligations under third party corporate sponsorship or any obligations existing as of the EFFECTIVE DATE associated with third party materials, which determination shall be made in WHITEHEAD’s reasonable discretion, WHITEHEAD hereby grant to COMPANY an exclusive option to negotiate a commercial license to all IMPROVEMENTS (“OPTION”).  The OPTION must be exercised within [**] days from the date of disclosure of any such IMPROVEMENT to COMPANY and the resulting license shall be incorporated into this Agreement as an amendment to the PATENT RIGHTS definition.  COMPANY shall agree with WHITEHEAD on the field(s) for such IMPROVEMENT and terms which are reasonable and appropriate in licenses between industry and academic institutions to be negotiated in good faith within [**] days of exercising the OPTION, which will be added to the COMPANY’s diligence obligations under Section 3 with respect to such IMPROVEMENTS, and COMPANY,and WHITEHEAD shall timely amend APPENDIX A to include all relevant information for such IMPROVEMENT.  Should no license result from this process, WHITEHEAD shall be free to license IMPROVEMENTS to any third party but WHITEHEAD, for a period of [**] months from the date of disclosure to COMPANY shall not offer the IMPROVEMENT to a third party on lesser terms than offered to COMPANY.

2.7                               No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of WHITEHEAD or any other entity other than the PATENT RIGHTS (save for patent rights on IMPROVEMENTS as provided in Section 2.7 above and in Section 2.8 below), regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

2.8                               Software Terms and Conditions.  The parties hereby agree to the terms and condition set forth on Exhibit 2.8 for the grant of non-exclusive rights to the Software.

3.                          COMPANY DILIGENCE OBLIGATIONS

3.1                               COMPANY shall use commercially reasonable efforts, or shall cause one or more of its AFFILIATES, SUBLICENSEES and CORPORATE PARTNERS to use commercially reasonable efforts, to develop one or more PRODUCTS or LICENSED PROCESSES and to introduce PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS shall make one or more PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS shall fulfill the following obligations:

1.)                                  Within [**] months after the EFFECTIVE DATE, COMPANY shall furnish WHITEHEAD with a written list of scientific issues concerning the super-enhancers and other related technologies based on its analysis and input from scientific and industry experts.

2.) Within [**] months after the EFFECTIVE DATE, COMPANY will provide to WHITEHEAD a written summary of any work done to address scientific issues up to this point and a plan and timeline that will include activities (including research, development and/or business, as appropriate) to address critical issues identified above over a minimum period of [**] months and an aggregate, cumulative utilization of at least [**] full-time equivalent personnel (“FTEs” by or on behalf of COMPANY, AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS) (including FTEs utilized up to this point). It is agreed by the parties that 1) it may be impractical to attribute specific line-items to specific technologies, given the integrated and complementary nature of the technologies with each other and with programs focused on specific targets, but that the intent will be that one result of the activities will be to clarify critical scientific issues related to the technologies under this Agreement; and 2) the longer term (later than [**]

months from the EFFECTIVE DATE) aspects of the plan may depend on results obtained in the shorter term and therefore lack detail pending those results.

3.) Within [**] days after the anniversary from the EFFECTIVE DATE, until the [**] anniversary of the EFFECTIVE DATE, COMPANY shall furnish WHITEHEAD with a written report on the progress of activities the immediately preceding calendar year to develop and commercialize super-enhancer technology by the COMPANY and its AFFILIATES, SUBLICENSEES and CORPORATE PARTNERS as it pertains to HUMAN HEALTH AND RESEARCH SUB-FIELD, VETERINARY SUB-FIELD, AGRICULTURE SUB-FIELD, INDUSTRIAL PRODUCTS SUB-FIELD, and OTHER SUB-FIELD. The report shall also contain a plan of intended efforts and a budget for the year in which the report is submitted. In no event will the budget for research, development, use, and commercialization develop super-enhancer technology be less than [**] dollars ($[**]) annually (including but not limited to direct costs).

4.)  After the [**] anniversary of the EFFECTIVE DATE, conversion of exclusive license in INDUSTRIAL PRODUCTS SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing to a non-exclusive license; term of exclusive license in INDUSTRIAL PRODUCTS SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is pursuing convert to perpetuity, subject to customary due diligence provisions. The exclusive license in INDUSTRIAL PRODUCTS SUB-FIELD will be limited to products or processes in research, development, use, or commercialization (as reported to WHITEHEAD in prior annual reports) or for which there is a commercially reasonable plan for research, development, use, or commercialization at COMPANY, AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES at the time of conversion, and improvements thereto.

5.) After the [**] anniversary of the EFFECTIVE DATE, conversion of exclusive license in VETERINARY SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing to a non-exclusive license; term of exclusive license in VETERINARY SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is pursuing converts to perpetuity, subject to Section 3.2. The exclusive license in the VETERINARY SUB-FIELD will be limited to products or processes in research, development, use, or commercialization (as reported to WHITEHEAD in prior annual reports) or for which there is a commercially reasonable plan for research, development, use, or commercialization at COMPANY, AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES at the time of conversion, and improvements thereto.

6.) After the [**] anniversary of the EFFECTIVE DATE, conversion of exclusive license in AGRICULTURE SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing to a non-exclusive license; term of exclusive license in AGRICULTURE SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is pursuing converts to perpetuity, subject to Section 3.2. The exclusive license in AGRICULTURE SUB-FIELD will be limited to products or processes in research, development, use, or commercialization (as reported to WHITEHEAD in prior annual reports) or for which there is a commercially reasonable plan for research, development, use, or commercialization at COMPANY, AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES at the time of conversion, and improvements thereto.

7.) After the [**] anniversary of the EFFECTIVE DATE, conversion of exclusive license in HUMAN HEALTH AND RESEARCH SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is not pursuing to a non-exclusive license except that COMPANY (and its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) retains exclusive rights to (i) the applicable portion of the HUMAN HEALTH AND RESEARCH SUB-FIELD or (ii) diagnostics that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is pursuing or for which there is a commercially reasonable plan (and improvements thereto); term of exclusive license in HUMAN HEALTH AND RESEARCH SUB-FIELD that COMPANY (or any of its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES) is pursuing converts to perpetuity, subject to Section 3.2.

3.2                               Diligence Requirements for the FIELD and SUB-FIELDS.

(a)  If, during the TERM, COMPANY or any one or more AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, alone or together, has performed any one of the following with respect to a PRODUCT in a FIELD or SUB-FIELD, then COMPANY shall be deemed to have complied with COMPANY’s obligations under this Section 3.2 in order to maintain exclusivity of the PATENT RIGHTS in a FIELD or SUB-FIELD:

(i)                                     is actively researching or developing one or more PRODUCTS that is/are marketed and sold generating total sales of at least [**] dollars ($[**]) per year;

(ii) total payments made to WHITEHEAD under this AGREEMENT are equal to or exceed [**] dollars ($[**]) annually,

(iii) execution of at least [**] bona fide SUBLICENSES or CORPORATE PARTNERSHIPS, or

(iv) COMPANY (and its AFFILIATES, SUBLICENSEES and CORPORATE PARTNERS) aggregate expenditure on research, development, use, or commercialization reasonably attributable to the PATENT RIGHTS (such expenditure to include but not be limited to direct costs):

(1)         $[**] annually up to an aggregate of [**] dollars ($[**]) in the FIELD and up to an aggregate of [**] dollars ($[**]) in a SUB-FIELD;

(2)         $[**] annually up to an aggregate of [**] dollars ($[**]) in a SUB-FIELD; then

(3)         $[**] per year thereafter.

(b)                                 WHITEHEAD shall notify COMPANY in writing if in WHITEHEAD’S reasonable judgment none of these criteria in Section 3.2(a) are met.  COMPANY shall respond in writing within [**] days that: (1) COMPANY shall meet one of the criteria within [**] days of the writing; (2) demonstrate that COMPANY has met at least one of the criteria; (3) explain, to WHITEHEAD’S reasonable satisfaction, which such criteria have been met; or (4) pay to WHITEHEAD a diligence extension fee of [**] dollars ($[**]) to extend the diligence period for up to [**].

(c)                                  Beginning [**] years from the EFFECTIVE DATE, if WHITEHEAD or COMPANY receives a bona fide request from a third party for a sublicense to the PATENT RIGHTS outside of the HUMAN HEALTH AND RESEARCH SUB-FIELD to make, have made, use, sell, offer to sell, and import a LICENSED PRODUCT or LICENSED PROCESS, which proposed product or process (“Proposed Product”) is not directly competitive with any LICENSED PRODUCT or LICENSED PROCESS then offered for sale or in bona fide research or development as evidenced by the performance of any of the diligence obligations set forth in Sections 3.1 or 3.2 by or on behalf of COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, then COMPANY shall enter into good-faith negotiations toward granting at least a non-exclusive sublicense, limited to the proposed field only, to such third party for such third party’s Proposed Product. As an alternative to negotiating a sublicense to a third party, COMPANY (or one of its AFFILIATES or actual or potential SUBLICENSEES or CORPORATE PARTNERS) may submit to WHITEHEAD, within [**] months after such third party’s request for a sublicense, a plan for prompt and diligent development of the Proposed Product, including a commitment to commercially reasonable development milestones. If WHITEHEAD approves this plan, such approval not to be unreasonably withheld, no third-party sublicense shall be required for each such Proposed Product pursuant to this Section 2.4(a), and Section 2.4(b) below shall not apply. If WHITEHEAD does not approve this plan, the parties shall meet within [**] days of COMPANY’S submission to resolve in good faith any differences in the plan.  For purposes of this paragraph, “directly competitive” includes, for example and without limitation, that (i) the Proposed Product is or could be for the same or similar indication or otherwise is in the same therapeutic space as any such LICENSED PRODUCT or LICENSED PROCESS, (ii) the Proposed Product could reduce the sales of any such LICENSED PRODUCT or LICENSED PROCESS, (iii) the Proposed Product is a derivative, homolog, analog or other chemically-related species/compound to such LICENSED PRODUCT or LICENSED PROCESS, or (iv) the development or commercialization of the Proposed

Product could harm the development or commercialization of any such LICENSED PRODUCT or LICENSED PROCESS (where, for example, an adverse regulatory event for the Proposed Produce could include any such LICENSED PRODUCT or LICENSED PROCESS).

(d)                                 If COMPANY has not granted a sublicense to the third party under Section 3.2(c) above, within [**] months after receiving the request in writing, and if WHITEHEAD has not granted COMPANY a waiver of this requirement as provided for in Section 3.2(c) above, then WHITEHEAD shall have the right to require that COMPANY grant a non-exclusive sublicense to the third party, limited to the proposed field only, for such third party’s Proposed Product. The [**]-month period during which COMPANY may grant a sublicense, prior to WHITEHEAD requiring such sublicense grant, shall be extended an additional [**] months if, at the end of the initial [**]-month period, both COMPANY and the prospective third-party sublicensee assert to WHITEHEAD that they are engaged in good-faith negotiations toward the completion of a sublicense agreement.

(d)                                 In the event that COMPANY or its AFFILIATES, CORPORATE PARTNERS or SUBLICENSEES, alone or together, has not performed at least one of Sections 3.2(i) through (iv) during such full calendar year with respect to at least one PRODUCT or the PATENT RIGHTS, then WHITEHEAD may treat such failure as a material breach in accordance with Section 12.3(b), subject to Section 3.2(b).

4.                          ROYALTIES AND PAYMENT TERMS

4.1                               Consideration for Grant of Rights.

(a)                                 License Issue Fee, Patent Cost Reimbursement and Milestone Payments. COMPANY shall pay to WHITEHEAD on the EFFECTIVE DATE a license issue fee of thirty thousand Dollars ($30,000), and, such amounts required as reimbursement in accordance with Section 6.3, relating to actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS.

COMPANY shall pay to WHITEHEAD one or more additional MILESTONE PAYMENTS as follows: (X) MILESTONE PAYMENT of one hundred thousand

Dollars ($100,000) within [**] days of first issuance of a patent under the PATENT RIGHTS in the United States with claims directed to (i) a PRODUCT or LICENSED SERVICE in commercial development (i.e., undergoing clinical testing, field testing or pilot scale testing, etc.) or being sold by COMPANY, an AFFILIATE or a SUBLICENSEE or (ii) [**], and (Y) MILESTONE PAYMENT of one hundred thousand Dollars ($100,000) within [**] days of receipt by COMPANY of at least one million Dollars ($1,000,000) from a CORPORATE PARTNER or SUBLICENSEE. MILESTONE PAYMENTS shall only be payable if any of the license rights granted under Section 2.1 are exclusive on the date of such milestone in this Section 4.1(a).

The License Issue Fee and MILESTONE PAYMENTS in this Section 4.1(a) are not refundable and not creditable.

(b)                                 License Maintenance Fees. COMPANY shall pay to WHITEHEAD the following license maintenance fees on January 1 of each year set forth below:

Year(s)	License Maintenance Fee

[**]	[**]
[**]	[**]
[**]	[**]
[**] and every year thereafter	[**]

This license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to all payments due under this Agreement during the same calendar year, if any, except the MILESTONE PAYMENT for patent issuance as provided in Section 4.1(a)(X) and patent cost reimbursements as provided in Section 6.3.

License maintenance fees paid in excess of such payments due in such calendar year shall not be creditable to amounts due for future years.

(c)                                                                                  Running Royalties on PRODUCTS. COMPANY shall pay to WHITEHEAD:

(i)                                     a running royalty of [**] percent ([**]%) of NET SALES of IDENTIFIED PRODUCTS by COMPANY and/or AFFILIATES (but not SUBLICENSEES) shall be due for a period of seven (7) years from the date of first commercial sale of the first IDENTIFIED PRODUCT anywhere in the world; and

(ii)                                  a running royalty of [**] percent ([**]%) of NET SALES by COMPANY and/or AFFILIATES (but not SUBLICENSEES) of LICENSED PRODUCTS when such LICENSED PRODUCTS are used for diagnostic/prognostic purposes, in those countries where such sale infringes one or more VALID CLAIMS.

(iii)                               a running royalty of [**] percent ([**]%) of NET SALES by COMPANY and/or AFFILIATES (but not SUBLICENSEES) of LICENSED PRODUCTS when such LICENSED PRODUCTS are used for therapeutic purposes.

(iv)                              For LICENSED PRODUCTS sold by COMPANY and/or AFFILIATES (but not SUBLICENSEES) in the INDUSTRIAL PRODUCTS SUB-FIELD, or VETERINARY SUB-FIELD, or AGRICULTURE SUB-FIELD, or OTHER SUB-FIELD, COMPANY shall notify WHITEHEAD, and the parties shall discuss in good faith a running royalty of NET SALES based on customary industry standards that shall be fair and reasonable. COMPANY and WHITEHEAD will enter into a written amendment to this Agreement with respect to running royalties of NET SALES for such LICENSED PRODUCTS.

(v)                                 a running royalty of [**] percent ([**]%) of LICENSED SERVICES INCOME to COMPANY and/or AFFILIATES.

Running royalties shall be payable for each REPORTING PERIOD and shall be due to WHITEHEAD within [**] days of the end of each REPORTING PERIOD.

Except if early terminated by a party under Section 12, upon satisfaction of COMPANY’S royalty obligations with respect to a PRODUCT, the license grants contained herein shall become fully paid-up, royalty-free, perpetual and irrevocable for such PRODUCT.

The parties expressly agree that such a payment period for IDENTIFIED PRODUCTS is not an extension of the PATENT RIGHTS beyond their term, but rather is a period determined for the convenience of the parties in recognition of the value of the PATENT RIGHTS in discovering IDENTIFIED PRODUCTS and as appropriate compensation for the rights granted herein.

(d)                                 Sharing of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME. COMPANY shall pay WHITEHEAD the following percentage of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME:

(i) Percentage Tier 1. [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME payable during the period of Percentage Tier 1 from sublicense and corporate partnership agreements entered into from the EFFECTIVE DATE until the first anniversary of the EFFECTIVE DATE (“YEAR ONE”, and each subsequent 12-month period thereafter, “YEAR TWO”, “YEAR THREE”, etc.) (the “FIRST STEPDOWN”);

(ii) Percentage Tier 2. From the FIRST STEPDOWN, [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME payable during the period of Percentage Tier 2 from sublicense and corporate partnership agreements entered into until the earlier of (1) the end of YEAR [**] or (2) [**] (the earlier of (1) and (2), the “SECOND STEPDOWN”);

(iii) Percentage Tier 3. From the SECOND STEPDOWN, [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME payable during the period of Percentage Tier 3 from sublicense and corporate partnership agreements entered into until the earlier of (1) the end of YEAR [**] or (2) [**] (the earlier of (1) and (2), the “THIRD STEPDOWN”);

(iv) Percentage Tier 4. From the THIRD STEPDOWN, [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME from sublicense and corporate partnership agreements payable during the period of Percentage Tier 4, but

(v) Upon each instance when the aggregate payment to WHITEHEAD under this Section 4.1(e) equals [**] dollars ($[**]), the Percentage Tier will automatically step down to the next Percentage Tier, until Percentage Tier 4 is reached (after a total aggregate payment to WHITEHEAD of [**] Dollars ($[**])).  By this, for example and without limitation, [**].

For clarity, any of the foregoing three stepdowns specified above may apply to a single payment from a SUBLICENSEE or CORPORATE PARTNER if such payment triggers the payment thresholds specified above (so that such payment will be subject to different sharing percentages).

Such amounts shall be payable for each REPORTING PERIOD and shall be due to WHITEHEAD within [**] days of the end of each REPORTING PERIOD. No payments shall be due from SUBLICENSING INCOME or CORPORATE PARTNERSHIP INCOME to the extent in consideration of any known or future IDENTIFIED PRODUCTS.

Further, any amount paid by COMPANY as a milestone payment under Section 4.1(c) for achieving a milestone shall be fully creditable against any payment due under Section 4.1(e) for sharing SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME achieving the same milestone.

To the extent that patent rights, other intellectual property rights or other rights or obligations (i) other than PATENT RIGHTS for LICENSED PRODUCTS, are sublicensed hereunder by COMPANY or (ii) other than the LICENSED PROCESS, are the subject of a CORPORATE PARTNERSHIP, that portion of the consideration received by COMPANY and subject to this Section 4.1(e) shall be equitably apportioned between those PATENT RIGHTS or that LICENSED PROCESS, as applicable, and those other rights and obligations, and such apportionment shall be reasonable and in accordance with customary standards in the industry. Deductions taken under SUBLICENSE INCOME

(e.g., bona fide research, development and commercialization costs) also will be apportioned. For clarity, (A) those other rights and obligations include, without limitation, PATENT RIGHTS for any IDENTIFIED PRODUCTS sublicensed or performed by COMPANY hereunder, and other patent rights sublicensed or performed under any OTHER LICENSE AGREEMENTS, and (B) there shall not be sharing of any specific SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME among this Agreement and the OTHER LICENSE AGREEMENTS more than once, since this AGREEMENT and the OTHER LICENSE AGREEMENTS apply to different patent rights.

COMPANY shall promptly deliver to WHITEHEAD a written report setting forth such apportionment.  In the event WHITEHEAD disagrees with the determination made by COMPANY, WHITEHEAD shall so notify COMPANY within [**] days of receipt of COMPANY’s report and the parties shall meet to discuss and resolve such disagreement in good faith.  If the parties are unable to agree in good faith as to such fair market values within [**] days, then the matter shall be submitted in accordance with the dispute resolution process set forth in Section 13.1, and if COMPANY owes additional monies to WHITEHEAD after the conclusion of such process COMPANY shall have [**] days after the completion of such process to make such payment to WHITEHEAD.

(e)                                  Equity.

Initial Grant. COMPANY shall issue a total of 217,617 shares of Common Stock of COMPANY, $0.001 par value per share, (the “Shares”) in the name of WHITEHEAD and of such persons as WHITEHEAD shall direct (“Whitehead Holders”), and each Whitehead Holder shall receive such number of shares as WHITEHEAD shall direct. Appendix C lists said Common Stock distribution. Such issuance shall be recorded on the Stock Transfer Ledger of COMPANY on the EFFECTIVE DATE and the Shares shall be delivered to WHITEHEAD and Whitehead Holders, if any, within [**] days of the EFFECTIVE DATE.

COMPANY represents to WHITEHEAD that, as of the EFFECTIVE DATE, the aggregate number of Shares equals [**] Percent ([**]%) of the COMPANY’s issued and outstanding Common Stock calculated on a “Fully Diluted Basis.” For purposes of this Section 4.1(e), “Fully Diluted Basis” shall mean that the total number of issued and outstanding shares of the COMPANY’s Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall include all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.

(2)                                 Anti-Dilution Protection. COMPANY shall issue additional shares of Common Stock to WHITEHEAD and each Whitehead Holder pro rata, such that WHITEHEAD’s and the Whitehead Holders’ ownership of outstanding Common Stock shall not fall below [**] Percent ([**]%) on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance. Such issuances shall continue until and including the date upon which a total of [**] Dollars ($[**]) in cash in exchange for COMPANY’s capital stock (the “Funding Threshold”) shall be received by COMPANY (and for clarity if such Funding Threshold is exceeded as part of a single financing, only the portion of that financing up to but not above the Funding Threshold shall be included in such anti-dilution calculation specified above). Thereafter, no additional shares shall be due to any institution or any Whitehead Holder pursuant to this Section 4.1(d).  With respect to any such issuances and the initial equity issuance identified above, each of the resulting stockholders will enter into such agreements with COMPANY and its other stockholders as is customary, including any such agreements required of COMPANY

(e)                                  No Multiple Royalties. If the manufacture, use, offer for sale, import, or sale of any PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

(f)                                   OTHER LICENSE AGREEMENTS. As provided above for SUBLICENSE INCOME and CORPORATE PARTNERSHIP INCOME under Section 4.1(d), any SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME shall be apportioned among those three (3) agreements so any portion of any SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME shall be shared only once under one (1) of those three (3) agreements.

4.2                               Payments.

(a)                                 Method of Payment. All payments under this Agreement should be made payable to “Whitehead Institute for Biomedical Research” and sent to WHITEHEAD’s address identified in Section 14.1. Each payment should reference this Agreement (Ref: [**])  and identify the obligation under this Agreement that the payment satisfies.

(b)                                 Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.  To the extent it has the legal right to do so and at the request of COMPANY, WHITEHEAD will assist COMPANY in reclaiming or seeking reimbursement any amounts withheld under this Section 4.2(b) from the appropriate government, agency or taxing authority

(c)                                  Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at [**] percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5.                          REPORTS AND RECORD KEEPING

5.1                               Frequency of Reports.

(a)                                 Before First Commercial Sale. Prior to the first commercial sale of any PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to WHITEHEAD [**], within [**] days of the end of [**], containing information concerning the immediately preceding [**], as further described in Section 5.2.

(b)                                 Upon First Commercial Sale of a PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to WHITEHEAD the date of first commercial sale of a PRODUCT and the date of first commercial performance of a LICENSED PROCESS within [**] days of occurrence in each country and indicate, if applicable, the SUB-FIELD or SUB-FIELDS encompassing the commercially sold PRODUCT.

(c)                                  After First Commercial Sale. After the first commercial sale of a PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to WHITEHEAD within [**] days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2                               Content of Reports and Payments. Each report delivered by COMPANY to WHITEHEAD shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i)                                     the number of PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country and indicate, if applicable, the SUB-FIELD or SUB-FIELDS encompassing such PRODUCTS;

(ii)                                  a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder and indicate, if applicable, the SUB-FIELD or SUB-FIELDS encompassing such LICENSED PROCESSES;

(iii)                               the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each PRODUCT and, if applicable, the gross price charged for each PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(iv)                              the gross price charged by COMPANY and its AFFILIATES for LICENSED SERVICES INCOME in each country as may be pertinent to a royalty accounting hereunder;

(v)                                 calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(vi)                              total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vii)                           the amount of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME received by COMPANY from each SUBLICENSEE or CORPORATE PARTNER and the amount deliverable to WHITEHEAD from such SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; or CORPORATE PARTNERSHIP INCOME; and

(viii)                        the number of sublicenses entered into for the PATENT RIGHTS, PRODUCTS and/or LICENSED PROCESSES and indicate, if applicable, the SUB-FIELD or SUB-FIELDS encompassing such SUBLICENSES; and

(ix)                              the achievement of COMPANY Diligence Obligations under Article 3.

If no amounts are due for any REPORTING PERIOD, the report shall so state.

COMPANY shall use commercially reasonable efforts to enter into a sublicense agreement whereby the applicable SUBLICENSEE provides the information necessary for the foregoing, but if despite using such commercially reasonable efforts, COMPANY is unable to obtain all such information from such SUBLICENSEE, then COMPANY shall be in compliance with this Section 5 by providing such relevant information as COMPANY is able to obtain from such SUBLICENSEE.

5.3                               Record keeping. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to WHITEHEAD in relation to this Agreement, which records shall contain sufficient information to permit WHITEHEAD to confirm the accuracy of any reports delivered to WHITEHEAD and compliance in other respects with this Agreement. The relevant party shall retain such records for at least [**] years following the end of the calendar year to which they pertain, during which time WHITEHEAD or WHITEHEAD’s appointed agents, shall have the right, at WHITEHEAD’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section 5.3 reveals an underpayment in excess of [**] percent ([**]%), COMPANY shall bear the full out-of-pocket cost of such audit and shall remit any amounts due to WHITEHEAD within

[**] days of receiving notice thereof from WHITEHEAD, and any over-payments may be taken as a credit under this Agreement.

6.                          PATENT PROSECUTION

6.1                               Responsibility for PATENT RIGHTS. WHITEHEAD in its sole discretion, shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions. As long as the license remains in whole or in part exclusive, WHITEHEAD shall provide, or cause its agent to provide, on a timely basis copies of relevant correspondence between WHITEHEAD and the United States Patent Office or the various foreign patent offices and give COMPANY reasonable opportunity to advise WHITEHEAD or WHITEHEAD’s counsel on such matters. COMPANY shall designate an individual or department for receiving the patent-related correspondence.

COMPANY shall have reasonable opportunities to consult with and advise WHITEHEAD. WHITEHEAD shall consider the legitimate interests of COMPANY in performing its responsibility under this Section 6.1 and consider all reasonable comments from COMPANY regarding same COMPANY shall cooperate with WHITEHEAD in such filing, prosecution and maintenance. To the extent that WHITEHEAD uses outside patent counsel for the foregoing activities, COMPANY (and its outside patent counsel) will have direct access to such patent counsel for WHITEHEAD in coordination with the following individual or department, who will have primary responsibility for such requests by COMPANY.

WHITEHEAD

Whitehead Institute for Biomedical Research

9 Cambridge Center

Cambridge, MA 02142

Attn: Intellectual Property Office

(i)                                     COMPANY shall cooperate with WHITEHEAD in preparing, filing, prosecuting and maintaining the patent applications and patents within

PATENT RIGHTS. COMPANY shall provide prompt notice to WHITEHEAD of any non-privileged, public information that comes to its attention that may affect the patentability, validity or enforceability of any patent application or patent within PATENT RIGHTS.

(ii)                                  COMPANY may surrender its licenses under any of the patents or patent applications, or any claim(s) thereof within PATENT RIGHTS in any country of the licensed TERRITORY by giving [**] days advance written notice to WHITEHEAD. If COMPANY so surrenders its rights, it will remain responsible for all patent-related expenses incurred by WHITEHEAD and not reimbursed by a third party during the applicable notice period, but WHITEHEAD shall take reasonable steps to minimize such expenses. Thereafter, COMPANY will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered. Notwithstanding the foregoing, if such surrender results in termination of all rights under this Agreement, then the termination notice provision in Section 12, below, shall apply

6.2                               International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of WHITEHEAD and COMPANY.

6.3                               Payment of Expenses. Payment of all reasonable out-of-pocket fees and costs, including reasonable attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS will be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. COMPANY shall reimburse [**] percent ([**]%) of such amount due pursuant to this Section 6.3 within [**] days of the EFFECTIVE DATE.  As of the EFFECTIVE DATE COMPANY shall pay [**] percent ([**]%) of all such fees and costs accrued after the EFFECTIVE DATE, until such time as there is another one or more licensees under the PATENT RIGHTS, in which event COMPANY shall only be required to pay its pro rata share of all such fees and costs based on the number of licensees (including COMPANY) and the scope of such licenses; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, WHITEHEAD shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7.                          INFRINGEMENT

7.1                               Notification of Infringement. Notification of Infringement. Each party agrees to provide written notice to the other parties promptly after becoming aware of any infringement of the PATENT RIGHTS in the FIELD or SUB-FIELDS for which COMPANY has an exclusive license and rights under Section 2.2 (the “ENFORCEMENT FIELD”).

7.2                               Right to Prosecute Infringements.

(a)                                 COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the ENFORCEMENT FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third-party infringement of the PATENT RIGHTS in the ENFORCEMENT FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, WHITEHEAD shall permit any action under this Section 7.2 to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold WHITEHEAD harmless from, and indemnify WHITEHEAD against, any costs, expenses, or liability that WHITEHEAD incur in connection with such action.

Prior to commencing any such action, COMPANY shall consult with WHITEHEAD and shall consider the views of WHITEHEAD regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 7.2 without the prior written consent of WHITEHEAD, such consent not to be unreasonably withheld, delayed or conditioned.

(b)                                 WHITEHEAD Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, WHITEHEAD shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to WHITEHEAD, but WHITEHEAD shall reimburse COMPANY for any costs or expenses incurred in assisting WHITEHEAD in such action as reasonably requested by WHITEHEAD.

7.3                               Declaratory Judgment Actions. In the event that a PATENT CHALLENGE or any suit or action alleging that the PATENT RIGHTS are not infringed or unpatentable is brought against WHITEHEAD or COMPANY or any AFFILIATES or SUBLICENSEES by a third party, the subject party shall promptly notify the other parties in writing, and COMPANY, at its option and upon written notice to WHITEHEAD, shall have the right, but shall not be obligated, within [**] days after commencement of such action to take over the sole defense of the action at its own expense. If COMPANY does not exercise this right, WHITEHEAD may take over the sole defense of the action at WHITEHEAD’s sole expense, but shall not be obligated to do so, subject to Sections 7.4 and 7.5.

7.4                               Offsets. COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to WHITEHEAD under Section 4, provided that in no event shall such payments under Section 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD.

7.5                               Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows:

(i) each party shall be first reimbursed pro rata for any expenses incurred in the action (including the amount of any royalty or other payments withheld from WHITEHEAD as described in Section 7.4);

(ii) as to ordinary damages, if COMPANY shall receive an amount equal to its lost profits, COMPANY shall pay to WHITEHEAD based upon such amount a reasonable approximation of the royalties and other amounts (for example, but not limited to milestone payments) that COMPANY would have paid to WHITEHEAD if COMPANY had sold the infringing products, processes and services (and achieved such milestones) rather than the infringer;

(iii) as to ordinary damages, if COMPANY shall receive an amount equal to a reasonably royalty on the infringing sales or whichever measure of damages the court shall have applied, COMPANY shall pay to WHITEHEAD [**] Percent ([**]%) of such amount for ordinary damages; and

(iv) as to special or punitive damages, the parties shall share equally in any award;

(v) each of the payments under (ii)-(iv) above shall be made pro rata net of expense reimbursement made under 7.5(i) for expenses incurred by each party under Section 7.5(i).

7.6                               Cooperation. Each party agrees to cooperate in any action under this Section 7 which is controlled by any other party, provided that the controlling party reimburses the cooperating parties promptly for any reasonable costs and expenses incurred by the cooperating parties in connection with providing such assistance.

7.7                               Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the ENFORCEMENT FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the ENFORCEMENT FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses as set forth in Section 2.3 and payments due under Section 4.

7.8. Patent Certifications.  WHITEHEAD shall notify and provide COMPANY with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any PATENT RIGHT pursuant to a Paragraph IV Patent Certification by a Third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a third party, and any foreign equivalent thereof.  Such notification and copies shall be provided to COMPANY within [**] business days after WHITEHEAD receive such certification.

8.                          INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

Indemnity. COMPANY shall indemnify, defend, and hold harmless WHITEHEAD and its trustees, officers, faculty, students, medical and professional staff, employees, and agents and its respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon the Indemnitees or any one of them, in connection with any claims, suits, investigations, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY, or any product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement or (iii) related to the exercise of any rights granted to COMPANY under this Agreement or (iv) any breach of this Agreement by COMPANY.

COMPANY’s indemnification under Section 8.1(a)(i) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. COMPANY’s indemnification under Sections 8.1(b)(ii) through 8.1(b)(iv) does not apply to any liability, damage, loss or expense to the extent that it is attributable to the grossly negligent activities of the Indemnitees, or the intentional wrongdoing or intentional misconduct of the Indemnitees.

(b)                                 Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any commenced or threatened claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to WHITEHEAD to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought. The Indemnitees shall cooperate with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep WHITEHEAD informed of the progress in the defense and disposition of such claim and to consult with WHITEHEAD with regard to any proposed settlement.

The right of COMPANY to assume the defense of any action is limited to that part of the action commenced against WHITEHEAD and/or Indemnitees that relates to COMPANY’s obligation of indemnification and holding harmless.

COMPANY shall require any AFFILIATE(S) or SUBLICENSEE(S) to indemnify, hold harmless and defend WHITEHEAD under the same terms set forth in this Section 8.1.

8.2                               Insurance. At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE(S), AFFILIATE(S) or agent of COMPANY, COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by WHITEHEAD, such approval not to be unreasonably withheld, (ii) shall list WHITEHEAD as additional insureds thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require [**] days written notice to be given to WHITEHEAD prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for bodily injury including death; [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for property damage; and [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for errors and omissions.

In the alternative, if COMPANY elects to self insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate), such self-insurance program must be acceptable to and receive prior approval from WHITEHEAD. COMPANY shall provide WHITEHEAD with Certificates of Insurance evidencing compliance with this Section 8.2 upon request of WHITEHEAD.

COMPANY shall provide WHITEHEAD with written notice at least [**] days prior to the cancellation, non renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage within such [**]day period, WHITEHEAD has the right to terminate this Agreement effective at the end of such [**]day period without any notice or additional waiting periods.

The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of COMPANY’s liability with respect to its indemnification obligation under Section 8.1.

COMPANY shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY and (b) a reasonable period after such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals), which in no event shall be less than [**] years.

COMPANY shall require any AFFILIATE(S) or SUBLICENSEE(S) to maintain insurance in favor of WHITEHEAD and the Indemnitees under the same terms or on terms at least as favorable to WHITEHEAD set forth in this Section 8.2.

9.                          REPRESENTATIONS OR WARRANTIES

9.1. Representations and Warranties. To its knowledge, as of the EFFECTIVE DATE, WHITEHEAD represents and warrants that: (a) it solely and exclusively owns the patents and applications included within the PATENT RIGHTS; (b) it has the power and authority to grant the licenses provided for herein to COMPANY, and that it has not earlier granted, or assumed any obligation to grant, any rights in the PATENT RIGHTS to any third party that would conflict with the rights granted to COMPANY herein; (c) this Agreement constitutes the legal, valid and binding obligation of WHITEHEAD, enforceable against such WHITEHEAD in accordance with its terms; and (d)  there is no infringement of the PATENT RIGHTS by any third party.

9.2  Limitation on Representations and Warranties. EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, WHITEHEAD MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND WHITEHEAD MATERIALS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, WHITEHEAD makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS or LICENSED SERVICE, or methods used in making or using MATERIALS will not infringe any patents or other intellectual property rights of WHITEHEAD or of a third party.

The WHITEHEAD MATERIALS are experimental in nature and will be used with prudence and appropriate caution since not all of their characteristics are known.

EXCEPT FOR COMPANY’S INDEMNITY OBLIGATIONS UNDER SECTION 8.1, IN NO EVENT SHALL ANY PARTY, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES FACULTY, STUDENTS, MEDICAL AND PROFESSIONAL STAFF, AGENTS AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER WHITEHEAD OR COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.                   ASSIGNMENT

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of WHITEHEAD. Any such assignment shall be void. The foregoing notwithstanding, COMPANY may assign its rights and obligations under this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates (however such transaction is structured); provided, however, that if this Agreement is assigned upon such merger, consolidation, or sale, (i) COMPANY shall pay to WHITEHEAD an Assignment Fee of [**] Dollars ($[**]), due within [**] days of the closing date of such transaction and (ii) this Agreement will immediately terminate if the proposed assignee has not agreed in writing to be bound by the terms and conditions of this Agreement within [**] days after the effective date of the assignment.

11.                   GENERAL COMPLIANCE WITH LAWS

11.1                        Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of PRODUCTS and LICENSED PROCESSES.

11.2                        Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold WHITEHEAD harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3                        Non-Use of Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Whitehead Institute” or any variation, adaptation, or abbreviation thereof, or of any of their trustees, officers, faculty, students, employees, or agents, or any trademark owned by WHITEHEAD, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the relevant party, which consent such party may withhold in its sole discretion. WHITEHEAD shall not use the name of “Syros Pharmaceuticals, Inc.,” or any variation, adaptation, or abbreviation thereof, or of any of their directors, officers, employees, or agents, or any trademark owned by COMPANY, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the COMPANY, which consent such party may withhold in its sole discretion. The foregoing notwithstanding, without the consent of WHITEHEAD, COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from WHITEHEAD under one or more of the patents and/or patent applications comprising the PATENT RIGHTS and to use the WHITEHEAD MATERIALS.

11.4                        Marking of PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and shall use commercially reasonable efforts to cause its SUBLICENSEES to mark, all PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such PRODUCT.

12.                   TERMINATION

12.1                        Voluntary Termination by COMPANY. COMPANY will have the right to terminate this Agreement or any part thereof as provided in Section 12.5, for any reason, (i) upon at least three (3) months prior written notice to WHITEHEAD, such notice to state the date at least three (3) months in the future upon which termination is to be effective, and (ii) upon payment of all undisputed amounts due to WHITEHEAD through such termination effective date.

12.2                        Cessation of Business. If COMPANY ceases to carry on its business, WHITEHEAD will have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3                        Termination for Default.

(a)                                 Nonpayment. In the event COMPANY fails to pay any amounts due and payable to WHITEHEAD hereunder, and fails to make such payments within [**] days after receiving written notice of such failure, WHITEHEAD may terminate this Agreement immediately upon written notice to COMPANY.

(b)                                 Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within [**] days after receiving written notice thereof, WHITEHEAD may terminate this Agreement immediately upon written notice to COMPANY subject to completion of the dispute resolution process set forth in Section 13 and subsequent opportunity to cure.

12.4                        Effect of Termination.

(a)                                 Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 4.1(c)(i) (for obligation to pay royalty on IDENTIFIED PRODUCTS), 5.2 (only for obligation to provide final report and payment), 6.3 (for obligation to pay patent expenses incurred before the EFFECTIVE DATE), 8, 9, 10, 12.4, 13, 14, and 15.

(b)                                 Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of PRODUCTS that exist as of the effective date of termination, provided that:

(i)                                     COMPANY pays WHITEHEAD the applicable running royalty or other amounts due on such sales of PRODUCTS in accordance with the terms and conditions of this Agreement; and

(ii)                                  COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of PRODUCTS within [**] months after the effective date of termination.

(c)                                  Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

12.5 Partial Termination. COMPANY may terminate its rights for any given SUB-FIELD or part thereof, without prejudice to any other rights under this AGREEMENT, for any reason, (i) upon at least three (3) months prior written notice to WHITEHEAD, such notice to state the date at least three (3) months in the future upon which termination is to be effective, and (ii) upon specific identification of the SUB-FIELD or part thereof thereby terminated. COMPANY AND WHITEHEAD shall make any necessary amendments to this AGREEMENT upon the termination of such SUB-FIELD or part thereof.

13.                   DISPUTE RESOLUTION

13.1                        Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 13, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If any party fails to observe the procedures of this Section 13, as may be modified by their written agreement, the other parties may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2                        Equitable Remedies. Although the procedures specified in this Section 13 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, any party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3                        Dispute Resolution Procedures.

(a)                                 Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within [**] days from the date the affected party informed the other parties of such dispute, any party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon all parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Section 13 shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within [**] business days after the Notice Date, then upon the request of any party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs:

(i)                                     the parties reach a written settlement;

(ii)                                  the mediator notifies the parties in writing that they have reached an impasse;

(iii)                               the parties agree in writing that they have reached an impasse; or

(iv)                              the parties have not reached a settlement within [**] days after the Notice Date.

(b)                                 Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if no party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section 13.

13.4                        Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which any other party fails or refuses to perform its undisputed obligations. Nothing in this Section 13 is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Sections 4 and 6.

13.5                        Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14.                   CONFIDENTIALITY

14.1                        Non-disclosure and Non-use.

(a)                                 All information disclosed by one party to the other party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to any third party or used for any purpose except as set forth herein without the prior written consent of the disclosing party, for a period of [**] years from disclosure of such information, except to the extent that such information:

(i)                                     is known by receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by the receiving party’s business records;

(ii)                                  is or becomes part of the public domain through no fault of the receiving party;

(iii)                               is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

(iv)                              is developed by the receiving party independently of Information received from the disclosing party, as documented by the receiving party’s business records;

(b)                                 Notwithstanding the foregoing, a party may disclose Information:

(i)                                     to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market PRODUCTS or LICENSED PROCESSES, provided however that such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations.

(ii)                                  deemed necessary by COMPANY to be disclosed to sublicensees, agents, consultants, and/or other third parties for the development and/or commercialization of a PRODUCT, and/or in connection with a licensing/sublicensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing or investment and/or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any third party to whom such disclosures are made agree to be bound by a confidentiality agreement.

Information that is disclosed under 14.1(b)(i) or 14.1(b)(ii) shall remain otherwise subject to the confidentiality and non-use provisions hereof.

14.2                        Judicial or Administrative Process. If a party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 14, such party shall promptly inform the other party of the disclosure that is being sought in order to provide the other party an opportunity to challenge or limit the disclosure obligations.

Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

14.3                        SEC Filings. Either party may publicly disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”). Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 14.3, the parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a party discloses this Agreement or any of the terms hereof in accordance with this Section 14.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

15.                   MISCELLANEOUS

15.1                        Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to WHITEHEAD:	Whitehead Institute for Biomedical Research
Nine Cambridge Center
Cambridge, MA 02142
Attention: Intellectual Property Office
	Tel:	617-258-5104
	Fax:	617-258-6294

If to COMPANY:	Syros Pharmaceuticals, Inc.
480 Arsenal Street, Suite 130
Watertown, MA 02472
ATTN: CEO
617-744-1340 (phone)
617-744-1377 (fax)

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other parties in the manner provided in this Section 15.1.

15.2                        Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any court action between the parties relating to this Agreement. COMPANY and WHITEHEAD submit to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over WHITEHEAD, COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3                        Force Majeure. No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4                        Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5                        Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [**] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

15.6                        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

15.7                        Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8                        Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

Signatures follow on the next page.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

For WHITEHEAD		For COMPANY:

By:	/s/ Carla DeMaria	By:	/s/ Nancy Simonian

Name:	Carla DeMaria	Name:	Nancy Simonian

Title:	Director of IP & Sponsored Programs	Title:	CEO

Date:	4/8/2013	Date:	4/9/2013

APPENDIX A

List of Patent Applications and Patents

[**].

APPENDIX B

List of Countries (excluding United States) for which

PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

[**].

APPENDIX C

Initial Common Stock Distribution to WHITEHEAD and Whitehead Holders

This Appendix C to be completed within [**] days of the EFFECTIVE DATE.

APPENDIX D

List of WHITEHEAD MATERIALS

[**].

EXHIBIT 2.8

Software Terms and Conditions

Software copyright (C) 2013 by Whitehead Institute for Biomedical Research

Permission is hereby granted, free of charge, to any person obtaining a copy of this software and associated documentation files (the “Software”), to deal in the Software without restriction, including without limitation the rights to use, copy, modify, merge, publish, distribute, sublicense, and/or sell copies of the Software, and to permit persons to whom the Software is furnished to do so, subject to the following conditions:

The above copyright notice and this permission notice shall be included in all copies or substantial portions of the Software.

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